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SHAREHOLDER MEETING (Unaudited)

On July 16, 1997, a shareholder meeting was held at which the eleven Trustees identified below were elected, the selection of KPMG Deloitte & Touche LLP as the independent certified public accountants and auditors of the Fund for the fiscal year beginning September 1, 1996 was ratified (Proposal No. 1), the proposed change to certain of the Fund's fundamental investment policies were approved (Proposals No. 2), the Investment Advisory Agreement between the Fund and OppenheimerFunds, Inc. was approved (Proposal No. 3), the Fund's Class B 12b-1 Distribution and Service Plan was approved by Class B shareholders (Proposal No. 4), and the Fund's Class C 12b-1 Distribution and Service Plan was approved by Class C shareholders (Proposal No. 5) as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:

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                                                 Withheld/                                  Broker
Nominee/Proposal             For                 Against               Abstain              Non-Votes             Total
----------------             ---                 -------               -------              ---------             -----
TRUSTEES
--------
Robert G. Avis               122,710,693.186     3,033,873.574                               1,969,712              125,744,566.760
William A. Baker             121,262,782.406     4,481,784.354                               1,969,712              125,744,566.760
Charles Conrad, Jr.          122,873,460.508     2,871,106.252                               1,969,712              125,744,566.760
Jon S. Fossel                121,772,848.105     3,971,718.655                               1,969,712              125,744,566.760
Sam Freedman                 122,711,839.062     3,032,727.698                               1,969,712              125,744,566.760
Raymond Kalinowski           121,893,986.740     3,850,580.020                               1,969,712              125,744,566.760
C. Howard Kast               122,379,483.606     3,347,083.154                               1,969,712              125,744,566.760
Robert M. Kirchner           121,705,189.387     4,039,377.373                               1,969,712              125,744,566.760
Bridget A. Macaskill         122,699,426.391     3,045,140.369                               1,969,712              125,744,566.760
Ned Steel                    121,502,182.081     4,242,384.679                               1,969,712              125,744,566.760
James C. Swain               122,679,080.441     3,065,486.319                               1,969,712              125,744,566.760
Proposal No. 1               117,160,758.715     2,861,590.825         6,290,445.725         1,969,710              126,312,795.265
Proposal No. 2                94,830,125.636     7,765,180.357         8,832,185.668        13,209,161              111,427,491.661
Proposal No. 3                114,10,848.019     3,584,531.460         8,819,706.396         1,969,721              126,565,085.875
Proposal No. 4                15,332,103.823       552,803.651         1,096,180.209           262,526               16,981,087.683
Proposal No. 5                 1,446,599.595        32,570.567           237,643.945           270,584                1,716,814.107

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